Exhibit 2.1

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

BY AND BETWEEN

SUNPOWER CORPORATION

AND

8point3 OPERATING COMPANY, LLC

___________________________________________

Dated as of January 26, 2016

___________________________________________

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.01	Definitions.	2
1.02	Construction; Interpretation.	16
ARTICLE II PURCHASE AND SALE OF COMPANY INTERESTS;
CONTRIBUTIONS		18
2.01	Purchase and Sale of Company Interests.	18
2.02	Contributions.	18
ARTICLE III CLOSINGS		18
3.01	Closings.	18
3.02	Closing Deliverables.	19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		21
4.01	Organization; Qualification.	21
4.02	Authority and Power.	22
4.03	Valid and Binding Obligation.	22
4.04	No Violation or Conflict.	22
4.05	Consents and Approvals.	23
4.06	Transfer of Company Interests.	23
4.07	Capital Stock.	23
4.08	Financial Statements.	24
4.09	Undisclosed Liabilities.	25
4.10	Real Property.	25
4.11	Personal Property; Sufficiency of Assets.	26
4.12	Contracts.	27
4.13	Compliance With Laws.	29
4.14	Permits.	29
4.15	Taxes.	30
4.16	Litigation	31
4.17	Absence of Material Adverse Effect.	32
4.18	Insurance.	32
4.19	Employees; Employee Benefits.	32
4.20	Environmental Matters.	32
4.21	No Brokers.	33
4.22	Regulation.	33
4.23	Related Party Transactions.	34
4.24	Credit Support.	34
4.25	Intellectual Property.	34
4.26	Projections.	35
4.27	Limitation of Representations and Warranties.	35
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		35
5.01	Organization; Qualification.	35
5.02	Authority and Power.	35

i

5.03	Valid and Binding Obligation.	36
5.04	No Violation or Conflict.	36
5.05	Consents and Approvals.	36
5.06	No Brokers.	36
5.07	Litigation.	36
5.08	Investment Intent.	37
5.09	Disqualified Person.	37
5.10	Limitation of Representations and Warranties.	37
ARTICLE VI COVENANTS		37
6.01	Conduct of Business Prior to the Closing.	37
6.02	Further Assurances	39
6.03	Post-Closing Delivery Obligations.	40
6.04	Expenses.	40
6.05	Amended and Restated Omnibus Agreement.	40
6.06	Schedule Update.	40
6.07	Commercial Operation.	41
ARTICLE VII CONDITIONS TO CLOSING		41
7.01	Conditions to Phase 1(b) Contribution Closing.	41
7.02	Conditions to Phase 2 Contribution Closing.	41
ARTICLE VIII SURVIVAL AND INDEMNIFICATION		42
8.01	Survival of Representations, Warranties and Agreements.	42
8.02	Indemnification by Parent.	42
8.03	Indemnification by Purchaser.	43
8.04	Liability Limitations.	43
8.05	Indemnification Procedures.	44
8.06	Certain Indemnification Matters.	45
ARTICLE IX TERMINATION		46
9.01	Termination.	46
9.02	Effect of Termination.	47
ARTICLE X TAX MATTERS		47
10.01	Acquired Companies Taxes.	47
10.02	Tax Allocation.	47
10.03	Tax Cooperation.	48
10.04	Tax Indemnification.	48
10.05	Tax Equity Indemnification.	48
10.06	Transfer Taxes.	48
10.07	Other Tax Indemnification.	48
10.08	Related Waivers of Claims and other Tax Equity Financing Matters.	49
10.09	Survival.	49
ARTICLE XI MISCELLANEOUS		50
11.01	Parties in Interest.	50
11.02	Assignment.	50
11.03	Notices.	50
11.04	Public Statements.	52

11.05	Confidentiality.	52
11.06	Waiver; Remedies.	52
11.07	Captions.	52
11.08	Severability.	52
11.09	Governing Law.	53
11.10	Consent to Jurisdiction.	53
11.11	Entire Agreement.	53
11.12	Amendment.	54
11.13	Counterparts.	54
11.14	ROFO Projects.	54

SCHEDULES

Parent Disclosure Schedules
Schedule A		Project Sites
Schedule B		Acquired Assets
Schedule 1.1(a)		Knowledge Persons
Schedule 1.1(b)		Permitted Equity Liens
Schedule 1.1(c)		Permitted Liens
Schedule 1.1(d)		Tax Equity Financing
Schedule 4.05		Parent Required Consents
Schedule 4.07		Capital Stock
Schedule 4.08(a)		Financial Statements
Schedule 4.10(a)		Real Property
Schedule 4.10(e)		Mineral Rights
Schedule 4.11(c)		Operating Condition
Schedule 4.11(d)		Force Majeure Claims or Delays/COD
Schedule 4.12(a)		Material Contracts
Schedule 4.12(b)		Defaults
Schedule 4.13		Compliance with Laws
Schedule 4.14		Permits
Schedule 4.15		Taxes
Schedule 4.16		Litigation
Schedule 4.18		Insurance
Schedule 4.20(a)		Environmental Matters
Schedule 4.21		Brokers
Schedule 4.22		Regulation
Schedule 4.23		Related Party Transactions
Schedule 4.24		Credit Support Obligations
Schedule 4.25(a)		Intellectual Property
Schedule 6.01(a)		Permitted Interim Actions
EXHIBITS
Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Omnibus Agreement Amendment
Exhibit C	-	Form of Certification of Non-Foreign Status

PURCHASE, Sale and CONTRIBUTION AGREEMENT

THIS PURCHASE, SALE AND CONTRIBUTION AGREEMENT (the “Agreement”), dated as of January 26, 2016 (the “Execution Date”), by and between SunPower Corporation, a Delaware corporation (“Parent”), and 8point3 Operating Company, LLC, a Delaware limited liability company (“Purchaser” and together with Parent, each a “Party” and collectively, the “Parties”).  Capitalized terms used herein shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, Parent indirectly owns one hundred percent (100%) of the limited liability company interests of SunPower AssetCo, LLC, a Delaware limited liability company (“AssetCo”);

WHEREAS, AssetCo owns one hundred percent (100%) of the limited liability company interests in, and is the sole member of, SunPower Commercial II Class B, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns one hundred percent (100%) of the class B limited liability company interests in, and is a member of, SunPower Commercial Holding Company II, LLC, a Delaware limited liability company (“Intermediate Holding Company”);

WHEREAS, Intermediate Holding Company owns one hundred percent (100%) of the limited liability company interests in, and is the sole member of, Kern High School District Solar (2), LLC, a Delaware limited liability company (the “Project Company”);

WHEREAS, AssetCo owns one hundred percent (100%) of the limited liability company interests in, and is the sole member of, Kern High School District Solar, LLC, a Delaware limited liability company (the “Project Development Company”);

WHEREAS, the Project Company owns and controls the solar generation systems located on the six project sites identified on Schedule A as the “Initial Project Sites” (each, an “Initial Project Site”) included in the 20.23 MWac photovoltaic solar generating project located in Kern County, CA and which consists or will consist of solar generation systems attached to fixed-tilt carports located at 27 school sites in the Kern High School District (the “Project”);

WHEREAS, the Project Development Company owns and controls, or has the right to develop, the solar generation systems located on, or to be located on, the remaining 21 project sites identified on Schedule A as the “Development Project Sites” (each, a “Development Project Site”) included in the Project;

WHEREAS, Parent desires to cause AssetCo to sell to Purchaser, and Purchaser desires to cause 8point3 OpCo Holdings to purchase from AssetCo, on the terms and conditions set forth in this Agreement, all of the Company Interests;

WHEREAS, in connection with the Project Company’s acquisition of all equipment, facilities and other tangible and intangible assets and rights solely used by or held for use by the Project Development Company in connection with the Development Project Sites, including the assets of the Project Development Company set forth by each Development Project Site on Schedule B of the Parent Disclosure Schedule (the “Acquired Assets”) pursuant to the Master Purchase Agreement, Purchaser desires to cause 8point3 OpCo Holdings to contribute cash to the Company on the terms and conditions set forth in this Agreement and the Company desires to accept such contributions of capital for use in connection with the acquisition of the Acquired Assets; and

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership (“General Partner”), has, based on the belief of the members of the Conflicts Committee that the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement are in the best interests of the Partnership Group (as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 24, 2015 (the “Partnership Agreement”)), unanimously approved the transactions contemplated hereby and such approval constituted “Special Approval” for purposes of the Partnership Agreement, (b) the Conflicts Committee has unanimously recommended that the Board of Directors approve the transactions contemplated hereby, and (c) subsequently, the Board of Directors has approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01Definitions. In this Agreement (including the Preamble and Recitals hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“8point3 Entities” means the Partnership and its Subsidiaries.

“8point3 OpCo Holdings” means 8point3 OpCo Holdings, LLC, a Delaware limited liability company.

“Acquired Assets” has the meaning set forth in the Recitals.

“Acquired Companies” means the Company, Intermediate Holding Company and the Project Company.

“Action” means any action, notice, claim, suit, arbitration, investigation, information, audit, request or proceeding by or before any arbitrator, court, or other Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, Parent and its Affiliates will not be deemed to be Affiliates of the 8point3 Entities hereunder, and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Company LLC Agreement” has the meaning set forth in Section 3.02(a)(i)(2).

“Amended and Restated Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, among the Purchaser, the Partnership, the General Partner, Holdings, First Solar and Parent, in the form to be reasonably agreed by the parties thereto, which adds the Project to the obligations set forth in Article III of the Omnibus Agreement.

“AssetCo” has the meaning set forth in the Recitals.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, between AssetCo and 8point3 OpCo Holdings, to be entered into at the Phase 1(a) Closing, substantially in the form of Exhibit A hereto.

“Balance Sheet” has the meaning set forth in Section 4.08(a).

“Bill of Sale” means that certain Bill of Sale, to be executed and delivered by the Project Development Company pursuant to the Master Purchase Agreement at each of the Phase 1(b) Closing and the Phase 2 Closing.

“Board of Directors” has the meaning set forth in the Recitals.

“Business” means the business of the Acquired Companies on the Execution Date.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cash Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“Charter Documents” means, with respect to any Person, all charter, organizational and other documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its by-laws; (b) in respect of a general partnership, its statement of partnership existence, if any, and its partnership agreement; (c) in respect of a limited partnership, its certificate of limited partnership and its partnership agreement; and (d) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

“Closing” has the meaning set forth in Section 3.01(c).

“Closing Certificate” means the Phase 1(b) Closing Certificate and the Phase 2 Closing Certificate.

“Closing Date” has the meaning set forth in Section 3.01(c).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commercial Operation Date” means the first date all of the solar generation systems (i) held by the Project Company at the Phase 1(a) Closing, (ii) within the Phase 1(b) Assets or (iii) within the Phase 2 Assets, as applicable, have achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of the Project) under each construction contract for the construction of the Project and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which the Project, or any part thereof, delivers or transmits Electricity from the Project.

“Company” has the meaning set forth in the Recitals.

“Company Interest Acquisition” has the meaning set forth in Section 2.01(a).

“Company Interests” means 100% of the class B limited liability company interests of the Company.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Consent” means a consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, including a consent, notification or waiver as may be required by any Person to acquire, own, lease or occupy land.

“Contract” means any contract, agreement, license, guarantee, purchase order, sales order, lease (including leases of real and personal property), indenture, promissory note, evidence of Indebtedness, mortgage or instrument of any nature.

“CP and Funding Acknowledgement” means the confirmations required to be provided to the Company pursuant to Section 4.1(b)(xlvii) of the Master Purchase Agreement.

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 5, 2015, among Purchaser, the Partnership, certain Subsidiaries of Purchaser, as guarantors, various lenders, Credit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., as co-syndication agents, and Goldman Sachs Bank USA and Citibank, N.A., as co-documentation agents.

“Damages” means losses, Liabilities, claims, damages, payments, charges, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, fines, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto, and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such Actions); provided that Damages shall not include any special, exemplary, incidental, consequential, indirect or punitive losses or damages, except to the extent any of the foregoing (a) shall be payable pursuant to a Third Party Claim or (b) arise under (i) clauses (ii) or (iii) of the definition of “Parent Indemnified Taxes” or (ii) Section 10.05, Section 10.07 or Section 10.08 and constitute lost profits, which would have been available for distribution by Purchaser, resulting from a failure by any Acquired Company to realize revenues under a Contract to which it is a party.

“De Minimis Claim” has the meaning set forth in Section 8.04(a).

“Deductible Amount” has the meaning set forth in Section 8.04(a).

“Default” has the meaning set forth in Section 4.04.

“Delaware Courts” has the meaning set forth in Section 11.09.

“Development Project Site” has the meaning set forth in the Recitals.

“Disqualified Person” means (a) a “tax-exempt entity” (unless such Person would be subject to tax under Section 511 of the Code on all income from the company) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) as those terms are defined in Section 168(h) of the Code; (b) a Person described in Section 50(b)(3) (unless such Person would be subject to tax under Section 511 of the Code on all income from the company), Section 50(b)(4) or Section 50(d) of the Code; (c) an entity described in paragraph (4) of Section 54(j) of the Code; or (d) any partnership or other pass-through entity (including a single-member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (c) above, unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than (i) a “tax-exempt controlled entity” as defined in Section 168(h) (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) or (ii) a corporation with respect to which the rules of Section 50(d) would apply.

“Electricity” means electric energy, measured in kilowatt hours.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices of violations or complaints by any Person based upon, alleging, asserting, or claiming any (a) violation of any Environmental Law, or (b) Liabilities under any Environmental Law for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release or threatened Release of, or any exposure of any Person to, any Hazardous Substances.

“Environmental Laws” means any Law pertaining to pollution, the protection, restoration, or remediation of the environment or natural resources (including the protection of wildlife and sensitive environmental areas), or protection of human health or safety, including Laws relating to:  (a) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means Permits required under any Environmental Law.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is or ever was treated as a single employer together with such Person under Section 414 of the Code or is or ever was part of a “controlled group” or is or ever was under “common control” with such Person under Section 4001(a)(14) of ERISA.

“EWG” means an “exempt wholesale generator” under PUHCA.

“Execution Date” has the meaning set forth in the Preamble.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Projections” means the Project Model provided to the Conflicts Committee pursuant to Section 6.6 of the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of June 24, 2015.

“FIRPTA Certificate” has the meaning set forth in Section 3.02(a)(i)(4).

“First Solar” means First Solar, Inc., a Delaware corporation.

“FPA” means the Federal Power Act, as amended, including the implementing regulations adopted by FERC thereunder.

“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning set forth in the Recitals.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable Party or the Project.

“Hazardous Substance” means (a) asbestos, asbestos containing materials, urea formaldehyde foam, flammable explosives, radon gas and polychlorinated biphenyls; (b) petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions, or derivatives thereof; (c) any material, substance, chemical or waste (or combination thereof) that is defined, listed or identified as hazardous, toxic, a pollutant, or a contaminant, radioactive, or words of similar meaning or effect under any Environmental Law; or (d) any other material, substance, chemical or waste (or combination thereof) that can form the basis for any Liability under any Environmental Law.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (a) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (b) evidenced by a note, bond, debenture or similar instrument; (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (d) under letters of credit, banker’s acceptances or similar credit transactions; (e) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person (excluding power purchase and sales agreements); (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (g) for interest on any of the foregoing and (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnifiable Tax Equity Payment” means any payment by an Acquired Company or any 8point3 Entity under any Tax Equity Financing agreement that is made as the result of, or any distribution to any other Person of cash to which Purchaser would have been entitled but for, any inaccuracy or breach of any representation, warranty, covenant or similar provision of such agreement, including any payment made as the result of a change in the allocation of U.S. federal income tax credits; provided, however, that the Parties hereby agree that in no event shall any payment, liability, or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of an 8point3 Entity following Closing be considered included in this definition of Indemnifiable Tax Equity Payment.

“Indemnified Party” means any Person within the definition of the Parent Group or the Purchaser Group that may seek indemnification under this Agreement.

“Indemnifying Party” means a Person against which indemnification may be sought under this Agreement.

“Initial Project Site” has the meaning set forth in the Recitals.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all intellectual property rights, however denominated, throughout the world, whether or not registered, including the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, Internet domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, patent applications, and any related reissuances, renewals, reexaminations, extensions, continuations, continuations-in-part, divisionals and substitutions thereof and (d) trade secrets and confidential and proprietary information, including confidential and proprietary ideas, technology, inventions, invention disclosures, discoveries, improvements, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intellectual Property Licenses” means all Contracts under which there is (i) a grant to a third Person of any license or other right to use any of the Intellectual Property owned by the Acquired Companies or (ii) a grant to the Acquired Companies of a license or other right to use a third Person’s Intellectual Property which is necessary for the use of any Intellectual Property currently used by or that will be required to be used by the Acquired Companies after the Closing, which is not owned by the Acquired Companies.

“Interim Period” has the meaning set forth in Section 6.01(a).

“Intermediate Holding Company” has the meaning set forth in the Recitals.

“Knowledge” means the actual knowledge of each individual listed in Schedule 1.1(a) of the Parent Disclosure Schedule after due inquiry.

“Laws” means any applicable (a) laws, statutes, rules, regulations, statutory rules, orders, judgments, ordinances, codes, injunctions, decrees or other legally enforceable requirements of any Governmental Entity in effect at such time or (b) rules of common law or terms and conditions of any Permit.

“Leased Real Property” has the meaning set forth in Section 4.10(a)(ii).

“Liability” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether known or unknown, direct or indirect, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whenever or wherever arising.  For the avoidance of doubt, any Liabilities arising in connection with an obligation to pay a Tax shall include any interest and penalties associated therewith.

“Lien” means any lien (including environmental and tax liens), security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, profits or participation interests, preferential purchase right, restrictive covenant, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance of any nature whatsoever.

“Master Purchase Agreement” means that certain Master Development & Purchase Agreement, dated as of January 22, 2016, by and between SunPower Corporation, Systems, a Delaware corporation, and Intermediate Holding Company.

“Material Adverse Effect” means, with respect to any given Person, any actual change, event or effect that, individually or in the aggregate, together with other actual changes, events or effects, has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person; provided, however, a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (b) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (c) changes in GAAP or the interpretation thereof or changes in Law or the interpretation or enforcement thereof, (d) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person, or (e) the failure by such Person or any of its Affiliates to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 4.12(a).

“MBR Authority” means, with respect to any Person, an order of FERC (a) authorizing such Person to sell electric capacity, energy and ancillary services at wholesale at market-based rates, (b) accepting such Person’s market-based rate tariff for filing without condition or modification that reasonably could be expected to result in a material adverse effect on such Person, and (c) granting such Person waivers and blanket authorizations customarily granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations thereunder.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of June 24, 2015, by and among Purchaser, the Partnership, the General Partner, Holdings, First Solar and Parent, as heretofore amended.

“Omnibus Agreement Amendment” means an amendment to the Omnibus Agreement, among Purchaser, the Partnership, the General Partner, Holdings, First Solar and Parent, to be entered into at each Closing, substantially in the form of Exhibit B hereto.

“Omnibus Amendment #1” has the meaning set forth in Section 3.02(a)(i)(3).

“Omnibus Amendment #2” has the meaning set forth in Section 3.02(b)(i)(2).

“Omnibus Amendment #3” has the meaning set forth in Section 3.02(c)(i)(2).

“Omnibus Amendments” means Omnibus Amendment #1, Omnibus Amendment #2 and Omnibus Amendment #3.

“Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree or award of a Governmental Entity.

“Owned Real Property” has the meaning set forth in Section 4.10(a)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Bringdown Representations” means the representations made in the following sections: Section 4.01, 4.02, 4.03, 4.04, 4.05, 4.10, 4.11(b), 4.11(c), 4.11(d), 4.11(e), 4.12, 4.13, 4.14, 4.15(b) through (f), 4.15(k), 4.16, 4.17, 4.20, 4.21, 4.23, 4.24 and 4.25.

“Parent Disclosure Schedule” means the disclosure schedule prepared and delivered by Parent to Purchaser as of the Execution Date.

“Parent Group” has the meaning set forth in Section 8.03.

“Parent Indemnified Taxes” means (i) all Tax liabilities attributable to the ownership, management and operation of the Acquired Companies or the ownership and operation of the Phase 1(a) Assets or the Business and incurred on or prior to the Execution Date or the ownership and operation of the Phase 1(b) Assets or the Phase 2 Assets and incurred on or prior to Phase 1(b) Closing Date or the Phase 2 Closing Date, as applicable, including (a) any such Tax liabilities of Parent and its Affiliates (including the Acquired Companies and the Purchaser) that may result from the consummation of the transactions contemplated by this Agreement, (b) any such Tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions of state, local or foreign Law, by contract, as successor, transferee or otherwise, or which are attributable to having been a member of a consolidated, combined or unitary group, and (c) any Tax imposed on the Acquired Companies or the Purchaser that results from the business or operation of any other Affiliate of Parent, (ii) any payment required to be made following the applicable Closing as the result of the reduction, disallowance, preclusion of the availability, or recapture of any Cash Grant claimed or received with respect to a Project prior to the applicable Closing, and (iii) all Tax liabilities resulting from any reduction, disallowance, preclusion of the availability, or recapture under Section 50 of the Code of tax credits claimed, allowed, or allowable with respect to a Project or allocated by the Acquired Companies prior to the applicable Closing; provided, however, that the Parties hereby agree that in no event shall any payment, liability or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of an 8point3 Entity following the applicable Closing be deemed to constitute Parent Indemnified Taxes.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to the Acquired Companies, the Phase 1(a) Assets, the Phase 1(b) Assets and the Phase 2 Assets, taken as a whole, or a material adverse effect on the ability of Parent or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its material obligations under the Transaction Documents to which such Person is a party.

“Parent Party” has the meaning set forth in Section 4.01.

“Parent Specified Representations” means those representations and warranties made in Sections 4.01 (Organization; Qualification), 4.02 (Authority and Power), 4.03 (Valid and Binding Obligation), 4.06 (Transfer of Company Interests), 4.07 (Capital Stock), 4.11(b) (Personal Property; Sufficiency of Assets) and 4.21 (No Brokers).

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

“Partnership Agreement” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment Request” has the meaning set forth in the Master Purchase Agreement.

“Permits” means written permits, licenses, certificates, franchises, registrations, exemptions, authorizations, variances, consents and approvals obtained from any Governmental Entity.

“Permitted Equity Liens” means (a) restrictions on transfer imposed by applicable securities Laws, (b) with respect to the Company Interests, restrictions on transfer set forth in the Charter Documents of the Company, (c) with respect to the Equity Interests in Intermediate Holding Company, restrictions on transfer set forth in the Charter Documents of Intermediate Holding Company, (d) with respect to the Equity Interests in the Project Company, restrictions on transfer set forth in the Charter Documents of such Project Company, (e) Liens that arise as the result of any Tax Equity Financing and (f) those matters set forth in Part I of Schedule 1.1(b) of the Parent Disclosure Schedule.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which in each case appropriate reserves in accordance with GAAP have been recorded on the Balance Sheet; (b) mechanics’, materialmens’ or other similar Liens arising in the ordinary course of business for sums that are not yet due and payable or for which adequate reserves have been taken on the Balance Sheet; (c) other Liens arising in the ordinary course of business for sums that are immaterial in amount to the Acquired Companies and not yet due and payable and do not materially detract from the value of or materially impair the existing or contemplated use of the property affected by such Lien; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities that do not, in each case, materially detract from the value or materially impair the existing or contemplated use of the land or other property affected by such restrictions or regulations; (e) any matters of record that are not material in amount to the affected Acquired Company and do not materially detract from the value of or materially impair or inhibit the existing or contemplated use or operation of the property affected by such Lien; (f) customary set-off and similar netting arrangements in favor of banks in connection with deposit accounts, security accounts and similar banking arrangements arising in the ordinary course of business; (g) those matters set forth on Schedule 1.1(c) of the Parent Disclosure Schedule and (h) any Permitted Equity Lien.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Entity or political subdivision thereof or other entity.

“Phase 1(a) Assets” means all equipment, facilities and other tangible and intangible assets and rights substantially used by or held for use by the Project Company or the Project Development Company in connection with the Initial Project Sites.

“Phase 1(a) Closing” has the meaning set forth in Section 3.01(a).

“Phase 1(a) Purchase Price” has the meaning set forth in Section 2.01(b).

“Phase 1(b) Assets” means all equipment, facilities and other tangible and intangible assets and rights substantially used by or held for use by the Project Development Company in connection with the Development Project Sites, other than those included in the Phase 1(a) Assets, that Parent determines will be sold, transferred and assigned to the Project Company as part of the Phase 1(b) Closing, including all of the assets listed under the name of such Development Project Sites on Schedule B of the Parent Disclosure Schedule.

“Phase 1(b) Closing” means the closing of the acquisition of the Phase 1(b) Assets pursuant to the Master Purchase Agreement.

“Phase 1(b) Closing Certificate” has the meaning set forth in Section 3.02(b)(i)(3).

“Phase 1(b) Contribution” has the meaning set forth in Section 2.02(a).

“Phase 1(b) Contribution Amount” means the amount calculated by multiplying (i) the aggregate numerical amount of the MWac of the Development Project Sites included in the Phase 1(b) Assets by (ii) $1,729,805.71.

“Phase 1(b) Contribution Closing” has the meaning set forth in Section 3.01(b).

“Phase 1(b) Contribution Closing Date” has the meaning set forth in Section 3.01(b).

“Phase 2 Assets” means (i) all equipment, facilities and other tangible and intangible assets and rights substantially used by or held for use by the Project Development Company in connection with the Development Project Sites, other than those included in the Phase 1(a) Assets or the Phase 1(b) Assets, that Parent determines will be sold, transferred and assigned to the Project Company as part of the Phase 2 Closing, including all of the assets listed under the name of such Development Project Sites on Schedule B of the Parent Disclosure Schedule, and (ii) all other equipment, facilities and other tangible and intangible assets and rights solely used by or held for use by the Project Development Company in connection with the Project and not otherwise previously assigned to the Project Company.

“Phase 2 Closing” means the closing of the acquisition of the Phase 2 Assets pursuant to the Master Purchase Agreement.

“Phase 2 Closing Certificate” has the meaning set forth in Section 3.02(c)(i)(3).

“Phase 2 Contribution” has the meaning set forth in Section 2.02(b).

“Phase 2 Contribution Amount” means the amount calculated by subtracting the Phase 1(a) Purchase Price and the Phase 1(b) Contribution Amount from the Purchase Price.

“Phase 2 Contribution Closing” has the meaning set forth in Section 3.01(c).

“Phase 2 Contribution Closing Date” has the meaning set forth in Section 3.01(c).

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pledge and Security Agreement” has the meaning set forth in the Credit Agreement.

“Project” has the meaning set forth in the Recitals.

“Project Company” has the meaning set forth in the Recitals.

“Project Development Company” has the meaning set forth in the Recitals.

“Project Model” means the financial model for the Project, as transmitted by email from Natalie Jackson to Thomas O’Connor, on January 25, 2016 at 1:22 p.m. (Pacific time).

“Project Permits” has the meaning set forth in Section 4.14(a).

“Project Tax Credit” means the investment tax credit under Section 48 of the Code and the production tax credit under Section 45 of the Code.

“Prudent Solar Industry Practice” means those practices, methods, and acts that a nationally recognized owner, developer or operator of projects of good standing, at a particular time, in the exercise of prudent judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have taken to accomplish the desired result in a manner consistent with law, regulation, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. “Prudent Solar Industry Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s regulations and orders thereunder.

“Purchase Price” means an amount in cash equal to $35,000,000 (Thirty-Five Million Dollars).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Group” has the meaning set forth in Section 8.02.

“Purchaser Material Adverse Effect” means a Material Adverse Effect on the ability of Purchaser or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents to which Purchaser or its Affiliates is a party.

“Purchaser Specified Representations” means those representations and warranties made in Sections 5.01 (Organization; Qualification), 5.02 (Authority and Power), 5.03 (Valid and Binding Obligation) and 5.06 (No Brokers).

“Real Property Interests” has the meaning set forth in Section 4.10(d).

“Recoveries” has the meaning set forth in Section 8.06(d).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents and other representatives, including legal counsel, accountants and consultants.

“ROFO Agreement” has the meaning set forth in Section 11.14.

“Schedule Update” has the meaning set forth in Section 6.06(a).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Specified Affiliate Bonuses” means any “Performance Bonus,” “Bonus Payment” or any similar bonus, to the extent paid to Parent or any Affiliate thereof (including SunPower Corporation, Systems), in its role as operator or contractor under any performance guarantee agreement, engineering, procurement and construction contract, or similar agreement, entered into between Parent or its Affiliate, as operator or contractor, and any Acquired Company, directly or indirectly, by Parent or any Affiliate thereof.

“Specified Representations” means each of the Parent Specified Representations and the Purchaser Specified Representations, as the context may require.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has the power to elect or direct the election of a majority of the directors or other governing body of such Person or (ii) is a managing member or sole or controlling member.

“SunPower Capital” means SunPower Capital Services, LLC, a Delaware limited liability company.

“Tax” or “Taxes” shall mean any federal, state, local or foreign taxes and other taxes, charges, fees, duties, levies or other assessments, imposts, deductions, withholdings, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, leasing, fuel, and utility taxes, unclaimed property or escheat obligations, or other governmental charges of any kind whatsoever, that are imposed by any Governmental Entity of any country or political subdivision of any country, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Equity Breach” means the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to the Acquired Companies.

“Tax Equity Financing” means those transactions described in Schedule 1.1(d) of the Parent Disclosure Schedule.

“Tax Equity Funds Flow” means the Funds Flow Memorandum (as defined in the Master Purchase Agreement) required to be provided to the Intermediate Holding Company pursuant to Section 4.1(c)(xxx) of the Master Purchase Agreement.

“Tax Equity Investor” means Wells Fargo Wind Holdings LLC.

“Tax Equity Purchase Shortfall” means the difference of (a) the purchase price payable by any member of the Purchaser Group to Parent or any Affiliate thereof in respect of the acquisition of any Acquired Company, any Phase 1(a) Asset, any Acquired Asset or the Project less (b) the aggregate amount of (i) all proceeds received by the Purchaser Group pursuant to the Tax Equity Financing in respect of the Acquired Companies, any Phase 1(a) Asset, the Acquired Asset or the Project and (ii) all equity contribution proceeds received by the Purchaser Group from, or on behalf of, Parent or any Affiliate thereof, in each case, to the extent such Tax Equity Financing proceeds and equity contribution proceeds were contemplated to fund the payment of such purchase price.

“Tax Returns” means any return, report, declaration, information return, statement, property Tax rendition, or other document filed or required to be filed with any Governmental Entity (including any schedule, appendix or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Termination Date” has the meaning set forth in Section 9.01(c).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Tranche Presentation Certificate” has the meaning set forth in the Master Purchase Agreement.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Amended and Restated Company LLC Agreement and the Bills of Sale.

“Transfer Taxes” has the meaning set forth in Section 10.06.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

1.02Construction; Interpretation. Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a)Reference to a given Article, Section, clause or Exhibit is a reference to an Article, Section, clause or Exhibit of this Agreement, unless otherwise specified.  The Exhibits and Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.  The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the Parent Disclosure Schedule, the Exhibits and Schedules).

(b)The Parent Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, that any fact or item that is disclosed in any section of the Parent Disclosure Schedule that is reasonably apparent on its face, upon a reading of the disclosure together with the corresponding representation or warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, to qualify another representation or warranty of Parent shall be deemed also to be disclosed in the other sections of the Parent Disclosure Schedule notwithstanding the omission of any appropriate cross-reference thereto.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in a disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have a Parent Material Adverse Effect.

(c)Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(d)If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(e)Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(f)Reference to a Person includes its predecessors, successors and permitted assigns.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(g)The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” shall not be exclusive.

(h)Amounts calculated or determined under this Agreement shall be without double-counting.

(i)No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(j)The term “made available” and words of similar import means that the relevant documents, instruments or materials were posted and made available to the other Party on the SunPower Corporation ShareFile due diligence data site maintained by the Parent for the purpose of the transactions contemplated by this Agreement, prior to the date hereof.

ARTICLE II

PURCHASE AND SALE OF COMPANY INTERESTS; CONTRIBUTIONS

2.01Purchase and Sale of Company Interests.

(a)On the terms and conditions set forth herein, on the Execution Date, Parent hereby agrees to cause AssetCo to sell, transfer and assign to 8point3 OpCo Holdings, and Purchaser hereby agrees to cause 8point3 OpCo Holdings to purchase, assume and accept from AssetCo, free and clear of all Liens, other than Permitted Equity Liens, the Company Interests (the “Company Interest Acquisition”).

(b)The aggregate consideration for the Company Interest Acquisition is $4,887,573.96 in cash (the “Phase 1(a) Purchase Price”).

2.02Contributions.

(a)Phase 1(b) Contribution.  On the terms and conditions set forth herein, on the Phase 1(b) Contribution Closing Date, Purchaser hereby agrees to cause 8point3 OpCo Holdings to contribute the Phase 1(b) Contribution Amount as a contribution of capital to the Company, and the Company shall accept such contribution of capital (the “Phase 1(b) Contribution”).

(b)Phase 2 Contribution.  On the terms and conditions set forth herein, on the Phase 2 Contribution Closing Date, Purchaser hereby agrees to cause 8point3 OpCo Holdings to contribute the Phase 2 Contribution Amount as a contribution of capital to the Company, and the Company shall accept such contribution of capital (the “Phase 2 Contribution”).

ARTICLE III

CLOSINGS

3.01Closings.

(a)Phase 1(a) Closing Date.  The closing of the Company Interest Acquisition (the “Phase 1(a) Closing”) shall be held on the Execution Date and shall occur simultaneously with the execution of this Agreement by the Parties.

(b)Phase 1(b) Contribution Closing Date.  Subject to the terms and conditions set forth herein, the closing of the Phase 1(b) Contribution (the “Phase 1(b) Contribution Closing”) shall be held on the “Initial Funding Date” set forth in the Payment Request for the Phase 1(b) Assets; provided that the Tranche Presentation Certificate for the Phase 1(b) Assets represented that the Development Project Sites which achieved mechanical completion and which are to be included in the closing under the Master Purchase Agreement with respect to the Phase 1(b) Assets equaled at least an aggregate of 1 MWac (the “Phase 1(b) Contribution Closing Date”).  On the Phase 1(b) Contribution Closing Date and simultaneous with the Phase 1(b) Contribution Closing, the closing under the Master Purchase Agreement shall occur with respect to the Phase 1(b) Assets.

(c)Phase 2 Contribution Closing Date.  Subject to the terms and conditions set forth herein, the closing of the Phase 2 Contribution (the “Phase 2 Contribution Closing” and, together with the Phase 1(a) Closing and the Phase 1(b) Closing, each a “Closing”) shall be held on the “Initial Funding Date” set forth in the Payment Request for the Phase 2 Assets; provided that the Tranche Presentation Certificate for the Phase 2 Assets represented that all remaining Development Project Sites achieved mechanical completion (the “Phase 2 Contribution Closing Date” and, together with the Execution Date and the Phase 1(b) Contribution Closing Date, each a “Closing Date”).  On the Phase 2 Contribution Closing Date and simultaneous with the Phase 2 Contribution Closing, the closing under the Master Purchase Agreement shall occur with respect to the Phase 2 Assets.

(d)Closing Time and Place.  Each Closing shall be held at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston Texas 77002, at 10:00 a.m., local time on the respective Closing Date.

3.02Closing Deliverables.

(a)Phase 1(a) Closing.

(i)At the Phase 1(a) Closing, Parent will deliver, or cause to be delivered, the following to Purchaser:

(1)a counterpart to the Assignment and Assumption Agreement, duly executed by AssetCo;

(2)a counterpart to the Amended and Restated Limited Liability Company Agreement of the Company (the “Amended and Restated Company LLC Agreement”), duly executed by AssetCo;

(3)a counterpart to the Omnibus Agreement Amendment with respect to the Initial Project Sites, duly executed by Holdings, the General Partner, First Solar and Parent (“Omnibus Amendment #1”);

(4)a certification of non-foreign status, in the form of Exhibit C, in respect of the “transferor” of the Company Interests, in accordance with United States Treasury Regulations Section 1.1445-2(b)(2) (a “FIRPTA Certificate”); and

(5)a certificate, dated as of the Execution Date, which certificate shall be validly executed on behalf of Parent, which certifies that all Phase 1(a) Assets have been acquired by, and are owned by, the Project Company, free and clear of all Liens, other than Permitted Liens.

(ii)For the Phase 1(a) Closing, Purchaser will deliver, or cause to be delivered, the following:

(1)the Phase 1(a) Purchase Price to AssetCo on the Business Day immediately following the Execution Date;

(2)a counterpart to the Assignment and Assumption Agreement, duly executed by 8point3 OpCo Holdings, to Parent at the Phase 1(a) Closing;

(3)a counterpart to the Amended and Restated Company LLC Agreement, duly executed by 8point3 OpCo Holdings, to Parent at the Phase 1(a) Closing; and

(4)a counterpart to Omnibus Amendment #1, duly executed by the Partnership and the Purchaser, to Parent at the Phase 1(a) Closing.

(b)Phase 1(b) Contribution Closing.

(i)At the Phase 1(b) Contribution Closing, Parent will deliver, or cause to be delivered, the following to Purchaser:

(1)the Bill of Sale for the Phase 1(b) Assets, duly executed and delivered pursuant to the Master Purchase Agreement;

(2)a counterpart to the Omnibus Agreement Amendment with respect to the Phase 1(b) Assets, duly executed by Holdings, the General Partner, First Solar and Parent (“Omnibus Amendment #2”);

(3)a certificate, dated as of the Phase 1(b) Contribution Closing Date (the “Phase 1(b) Closing Certificate”), which certificate shall be validly executed on behalf of Parent, which: (A) remakes the Parent Bringdown Representations solely with respect to the Phase 1(b) Assets as of the Phase 1(b) Contribution Closing Date as if made on the Phase 1(b) Contribution Closing Date and (B) certifies that the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement, at or prior to the Phase 1(b) Closing, shall have been duly performed and complied with in all material respects; and

(4)a FIRPTA Certificate.

(ii)At the Phase 1(b) Contribution Closing, Purchaser will deliver, or cause to be delivered, the following:

(1)the Phase 1(b) Contribution Amount to the Company; and

(2)a counterpart to Omnibus Amendment #2, duly executed by the Partnership and the Purchaser, to Parent.

(c)Phase 2 Contribution Closing.

(i)At the Phase 2 Contribution Closing, Parent will deliver, or cause to be delivered, the following to Purchaser:

(1)the Bill of Sale for the Phase 2 Assets, duly executed and delivered pursuant to the Master Purchase Agreement;

(2)a counterpart to the Omnibus Agreement Amendment with respect to the Phase 2 Assets, duly executed by Holdings, the General Partner, First Solar and Parent (“Omnibus Amendment #3”);

(3)a certificate, dated as of the Phase 2 Contribution Closing Date (the “Phase 2 Closing Certificate”), which certificate shall be validly executed on behalf of Parent, which: (A) remakes the Parent Bringdown Representations solely with respect to the Phase 2 Assets as of the Phase 2 Contribution Closing Date as if made on the Phase 2 Contribution Closing Date and (B) certifies that the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement, at or prior to the Phase 2 Closing, shall have been duly performed and complied with in all material respects; and

(4)a FIRPTA Certificate.

(ii)At the Phase 2 Contribution Closing, Purchaser will deliver, or cause to be delivered, the following:

(1)the Phase 2 Contribution Amount to the Company; and

(2)a counterpart to Omnibus Amendment #3, duly executed by the Partnership and the Purchaser, to Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF Parent

Parent hereby represents and warrants to Purchaser as follows as of the Execution Date:

4.01Organization; Qualification.

(a)Each of Parent, AssetCo, the Project Development Company and the Acquired Companies (each, a “Parent Party”) has been duly formed and is validly existing and in good standing as a corporation or limited liability company, as applicable, under the Laws of its jurisdiction of formation with all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted; except, in the case of Parent, AssetCo and the Project Development Company, where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)Each Parent Party is duly qualified and in good standing to do business as a foreign corporation or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)Parent has heretofore made available, or has caused to be made available, to Purchaser complete and correct copies of the Charter Documents of each Acquired Company.

4.02Authority and Power. Each Parent Party (a) has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary corporate or limited liability company, as applicable, action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

4.03Valid and Binding Obligation.

(a)This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement has been duly and validly authorized, executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b)Each of the Transaction Documents to which Parent, AssetCo or the Project Development Company is a party will be duly and validly executed and delivered by Parent, AssetCo or the Project Development Company, as applicable, and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by Purchaser and any Affiliates of Purchaser party thereto, will constitute a legal, valid and binding obligation of Parent, AssetCo or the Project Development Company, as applicable, enforceable against Parent, AssetCo or the Project Development Company, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

4.04No Violation or Conflict. Except as set forth on Schedule 4.05 of the Parent Disclosure Schedule, none of the execution, delivery or performance of the Transaction Documents by each Parent Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of any Parent Party, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material Lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration (any or all of the foregoing, a “Default”) under any material Permit or Contract to which any Parent Party is a party or by which any of their respective properties are bound or (c) contravene, in any material respect, any material Law.

4.05Consents and Approvals. Schedule 4.05 of the Parent Disclosure Schedule sets forth each material Consent of, with or to any Governmental Entity or other Person that is required to be obtained or made by or with respect to any Parent Party in connection with (i) the execution and delivery of this Agreement and the other Transaction Documents, or (ii) the consummation of the transactions contemplated hereby or thereby and each such Consent has been obtained, waived or the time for asserting such right has expired.

4.06Transfer of Company Interests. AssetCo is the record and beneficial direct owner of and holds good, valid and transferable title to the Company Interests.  The delivery by AssetCo of the Assignment and Assumption Agreement, duly executed by AssetCo and 8point3 OpCo Holdings, will transfer to 8point3 OpCo Holdings good and valid title to the Company Interests free and clear of any Liens (other than Permitted Equity Liens), and admit 8point3 OpCo Holdings as the sole class B member of, the Company, immediately upon the Phase 1(a) Closing.

4.07Capital Stock.

(a)Other than Intermediate Holding Company and the Project Company, the Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 4.07 of the Parent Disclosure Schedule, there are no outstanding Liens relating to the Company Interests, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which AssetCo or the Company is, or may be, obligated to sell, issue or acquire any Company Interests.  Except as set forth on Schedule 4.07, no Company Interests are represented by any certificate or other instrument.

(b)Other than the Project Company, Intermediate Holding Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 4.07 of the Parent Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in Intermediate Holding Company (other than Liens on those Equity Interests not owned by the Company), and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which the Company or Intermediate Holding Company is, or may be, obligated to sell, issue or acquire any Equity Interests in Intermediate Holding Company.  Except as set forth on Schedule 4.07, no Equity Interests in Intermediate Holding Company are represented by any certificate or other instrument.

(c)The Project Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 4.07 of the Parent Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in the Project Company, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which Intermediate Holding Company or the Project Company is, or may be, obligated to sell, issue or acquire any Equity Interests in the Project Company.  Except as set forth on Schedule 4.07, no Equity Interests in the Project Company are represented by any certificate or other instrument.

(d)The Company Interests are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of the Company Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 4.07 of the Parent Disclosure Schedule.  The Company Interests were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and AssetCo is the sole member of the Company immediately prior to the Phase 1(a) Closing.

(e)The Equity Interests in Intermediate Holding Company (other than such Equity Interests not directly or indirectly owned by the Company) are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 4.07 of the Parent Disclosure Schedule.  The Equity Interests in Intermediate Holding Company were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and the Company, the Tax Equity Investor and SunPower Capital are the only members of Intermediate Holding Company immediately prior to the Phase 1(a) Closing.

(f)The Equity Interests in the Project Company are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 4.07 of the Parent Disclosure Schedule.  The Equity Interests in the Project Company were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and Intermediate Holding Company is the sole member of the Project Company immediately prior to the Phase 1(a) Closing.

4.08Financial Statements.

(a)Attached hereto at Schedule 4.08(a) of the Parent Disclosure Schedule is a true and complete copy of the unaudited balance sheet of the Acquired Companies and the Project Development Company prepared on a consolidated basis as of January 3, 2016 (the “Balance Sheet”).

(b)Except as set forth therein, the Balance Sheet (i) presents fairly in all material respects the consolidated financial position of the Acquired Companies and the Project Development Company, at the date set forth therein in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that the Balance Sheet has been prepared without footnotes and is subject to normal year-end adjustments, which are not expected to be material either individually or in the aggregate, and (ii) has been prepared from, is in accordance with and accurately reflects, the books and the accounting and financial records of the Acquired Companies and the Project Development Company covered by such Balance Sheet, which books and records are accurate and complete in all material respects.

4.09Undisclosed Liabilities. Except for (a) liabilities or obligations that are reflected on or reserved against on the Balance Sheet, to the extent so reflected or reserved thereon, (b) liabilities or obligations incurred in the ordinary course of business after the date of the most recent Balance Sheet, or (c) liabilities of the Acquired Companies and the Project Development Company that, individually or in the aggregate, are not material to the Acquired Companies or the Acquired Assets, taken as a whole, the Acquired Companies and the Project Development Company have no liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

4.10Real Property.

(a)Schedule 4.10(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the following:

(i)all real property owned in fee by (A) the Acquired Companies or (B) the Project Development Company which are included in the Acquired Assets (“Owned Real Property”); and

(ii)all real property (A) leased or subleased to (I) the Acquired Companies or (II) the Project Development Company which are included in the Acquired Assets or (B) subject to other leasehold interests, easements, air rights and rights-of-way appertaining or related thereto, or other similar interest in real property in favor of (I) the Acquired Companies or (II) the Project Development Company which are included in the Acquired Assets (all such real property together with all buildings and other improvements thereon, “Leased Real Property”).

(b)The agreements pursuant to which the Leased Real Property is leased by (i) the Project Company or (ii) the Project Development Company which are included in the Acquired Assets are, in each case, in full force and effect and enforceable against the Acquired Companies or the Project Development Company, as applicable, and to Parent’s Knowledge, each other party thereto in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or affecting the enforcement of creditor’s rights in general and by general principles of equity) and there are no defaults by the Acquired Companies or the Project Development Company, as applicable, nor to Parent’s Knowledge, any other party to such agreements, and the Acquired Companies or the Project Development Company, as applicable, have not received any notice of termination with respect to any such agreements.

(c)The Acquired Companies or the Project Development Company, as applicable, have good, marketable and indefeasible fee title to the Owned Real Property owned by it, subject to no Liens other than Permitted Liens.  The Acquired Companies or the Project Development Company, as applicable, have a valid and subsisting leasehold or subleasehold estate in, and the right to make use of, the Leased Real Property subject to the terms and conditions of the applicable lease or sublease agreement and subject to no Liens other than Permitted Liens. No Acquired Company nor the Project Development Company has granted any assignment, lease, license, sublease, easement, concession, option or other agreement granting to any Person the right to possess, use, control, or occupy the Real Property Interests or any portion thereof except as would not, individually or in the aggregate, reasonably be expected to materially impair the use or operation of the Project.

(d)With respect to the Owned Real Property and Leased Real Property (collectively, the “Real Property Interests”), none of Parent, AssetCo, the Project Development Company, their Affiliates or any Acquired Company, has received any written notice of any material appropriation, condemnation or like proceeding, or of any material violation of any applicable zoning or land use law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting any of the Real Property Interests.

(e)Except as set forth in Schedule 4.10(e) of Parent Disclosure Schedule:

(i)there are no existing severed or other mineral rights affecting the Real Property Interests that, if exercised, could materially and adversely affect the development, construction, ownership, operation, use or management of the Project;

(ii)neither Parent nor its Affiliates nor any Acquired Company has received any written notice of any mining, mineral or water extraction or development projects under construction or for which Permits are currently being obtained, located, or planned to be located on or under the properties constituting the Real Property Interest, or any portion thereof, which would materially and adversely affect the Project; and

(iii)no portion of the Project encroaches on property outside the boundaries of the Real Property Interests without the written consent of the owner of that property.

4.11Personal Property; Sufficiency of Assets.

(a)Other than with respect to Intellectual Property, which is addressed in Section 4.25, the Acquired Companies own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, the Phase 1(a) Assets, free and clear of any Liens, other than Permitted Liens.

(b)Other than with respect to Intellectual Property, which is addressed in Section 4.25, the Project Development Company owns and has good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, the Acquired Assets, free and clear of any Liens, other than

Permitted Liens.  Following the Phase 1(b) Closing and the Phase 2 Closing, the Project Company will own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, the Phase 1(b) Assets or the Phase 2 Assets, as applicable, free and clear of any Liens, other than Permitted Liens.

(c)The tangible Phase 1(a) Assets and Acquired Assets have been maintained in accordance with Prudent Solar Industry Practices.  Except as set forth on Schedule 4.11(c) of the Parent Disclosure Schedule, and except for equipment, facilities and tangible personal property that is entitled to be repaired, replaced or otherwise remediated (to the extent that such repair, replacement or other remediation is reasonably expected to be less than $25,000) under an existing manufacturers’ warranty or other contractual warranty which remains in effect, the tangible Phase 1(a) Assets and Acquired Assets that are material to the Project, taken as a whole, are in good repair and proper operating condition (ordinary wear and tear excepted).

(d)Except as set forth on Part I of Schedule 4.11(d) of the Parent Disclosure Schedule, there are no written force majeure claims or, to Parent’s Knowledge, no delays in completing the Project that are reasonably likely to result in the Commercial Operation Date for the solar generation systems (i) held by the Project Company at the Phase 1(a) Closing, (ii) within the Phase 1(b) Assets or (iii) within the Phase 2 Assets, failing to occur prior to the date set forth therefor on Part II of Schedule 4.11(d) of Parent Disclosure Schedule or in a Parent Material Adverse Effect.

(e)The Phase 1(a) Assets, Acquired Assets and the Real Property Interests, taken as a whole, constitute all of the material assets (other than Intellectual Property, which is addressed in Section 4.25) the use or benefit of which are reasonably necessary and sufficient for the operation of the Business as currently conducted.

4.12Contracts.

(a)Schedule 4.12(a) of the Parent Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which (i) any Acquired Company is a party or by which any Acquired Company or its properties or other assets are otherwise bound and (ii) the Project Development Company is a party with respect to the Acquired Assets or by which any Acquired Asset is otherwise bound (each, a “Material Contract”):

(i)loan agreements, credit agreements, sale-leaseback agreements, security agreements, indentures and other Contracts that provide for (A) the borrowing of moneys by or extensions of credit to any Acquired Company or to the Project Development Company with respect to the Acquired Assets by any other Person, (B) the guaranty by any Acquired Company of obligations in respect of the borrowings of money by or extensions of credit to any other Person, (C) the guaranty by Parent or any of its Affiliates (other than any Acquired Company) of obligations of any Acquired Company or with respect to the Acquired Assets or (D) reimbursement agreements relating to guarantees;

(ii)commodity, currency or interest rate hedge, exchange or similar agreements;

(iii)partnership, shareholder, joint venture, joint development or limited liability company agreements or other agreements setting forth arrangements between the members or partners thereto;

(iv)power purchase, sale or exchange agreements (including sales of capacity, energy, ancillary services or related attributes or renewable energy credits or renewable attributes);

(v)(A) electricity interconnection agreements and (B) transmission agreements;

(vi)(A) engineering, procurement and construction agreements, (B) equipment supply agreements, (C) warranty agreements and performance guarantee agreements and (D) operation and maintenance agreements;

(vii)labor agreements, collective bargaining agreements or similar agreements with any union, works council or similar body;

(viii)non-competition, non-interference, non-solicitation, exclusivity or similar agreements which restrict the ability of any Acquired Company to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory;

(ix)agreements (other than any Transaction Document) between (I) Parent or any of its Affiliates (excluding the Acquired Companies), on the one hand, and (II) any of the Acquired Companies, on the other hand;

(x)agreements (other than any Transaction Document) between (I) Parent or any of its Affiliates (excluding the Project Development Company), on the one hand, and (II) the Project Development Company, on the other hand, which relate to the Acquired Assets;

(xi)leases, subleases and any other material agreements affecting, benefiting, or burdening all or any part of the Real Property Interests;

(xii)agreements subjecting any Acquired Company to any obligation or requirement to provide for or to make any investment in, any Person; and

(xiii)any agreement, other than those set forth in the foregoing clauses (i) through (xii), which expressly provides for future payment (A) to or from, or Liabilities of, any Acquired Company or (B) with respect to any Acquired Asset, of at least $350,000 over the term of such Contract.

(b)Except as set forth on Schedule 4.12(b) of the Parent Disclosure Schedule, there is no material default (i) on the part of the Acquired Companies or the Project Development Company, as applicable, or (ii) to Parent’s Knowledge, on the part of any other Person, in each case, under any Material Contract.  The Project Development Company and each Acquired Company and, to Parent’s Knowledge, each other Person, in each case, has complied in all material respects with, and is in compliance in all material respects with, the provisions of each Material Contract to which it is a party.

(c)Each Material Contract constitutes a legal, valid and binding obligation of the Project Development Company and each Acquired Company party thereto (and, to Parent’s Knowledge, each other Person party thereto), and is in full force and effect and enforceable against the Project Development Company or the Acquired Company party thereto (and, to Parent’s Knowledge, each other Person party thereto) in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity).

(d)Except as set forth on Schedule 4.12(a) of the Parent Disclosure Schedule, Parent has made available to Purchaser true, complete and correct copies of all Material Contracts (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereto).

4.13Compliance With Laws. The Acquired Companies are in compliance, in all material respects, with all material Laws.  With respect to the Acquired Assets, the Project Development Company is in compliance, in all material respects, with all material Laws.  Except as set forth on Schedule 4.13 of the Parent Disclosure Schedule, there are no material investigations by any Governmental Entity pending or, to Parent’s Knowledge, threatened against the Acquired Companies or any Phase 1(a) Assets or Acquired Assets and, to Parent’s Knowledge, there are no facts or circumstances that will give rise to a material investigation by a Governmental Entity against the Acquired Companies or any Phase 1(a) Assets or Acquired Assets.  Neither Parent nor its Affiliates nor any Acquired Company has received any written communication from any Governmental Entity that alleges that any Acquired Company, any Phase 1(a) Asset or any Acquired Asset is not in compliance, in any material respect, with any material Law which has not been resolved.

4.14Permits.

(a)Except as noted on Schedule 4.14 of the Parent Disclosure Schedule, (i) the Project Development Company and the applicable Acquired Companies own or otherwise hold all the material Permits, including Environmental Permits, necessary to enable (A) the Project Company to own, lease or otherwise hold and operate its properties and to carry on its business as currently conducted or (B) the Project Development Company to own, lease or otherwise hold and operate the Acquired Assets, in each case including all Permits required to be obtained under Law, including Environmental Law, relating to the development, construction, operation, ownership and maintenance of the Project (the “Project Permits”), (ii) each such Project Permit is valid and in full force and effect, and (iii) neither the Project Development Company nor any Acquired Company is in material violation of, and, to Parent’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a material violation of, any Project Permit.

(b)None of Parent, AssetCo, their Affiliates, the Project Development Company or the Acquired Companies have received any written communication that any Governmental Entity intends to revoke, cancel or terminate, or to amend in a manner materially adverse to the interests of the Acquired Companies or the Acquired Assets, any such Project Permit.  True and correct copies of each such Project Permit (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereof) that has been obtained or made by or for the benefit of the Acquired Companies or the Acquired Assets have been made available to Purchaser.

4.15Taxes. Except as noted on Schedule 4.15 of the Parent Disclosure Schedule:

(a)the Acquired Companies are treated and have always been treated, for U.S. federal income Tax purposes as either (i) a partnership, and are not treated and have not been treated, as a corporation or a “publicly traded partnership” (within the meaning of Section 7704 of the Code) taxable as a corporation, or (ii) an entity disregarded as separate from its owner as described in Treasury Regulation § 301.7701-3;

(b)the Acquired Companies have, and, with respect to the Acquired Assets, the Project Development Company has, timely filed or, in the event not so timely filed, filed without material tax consequences for being untimely, all Tax Returns (other than immaterial Tax Returns for Taxes other than income Taxes) required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct in all material respects;

(c)the Acquired Companies have, and, with respect to the Acquired Assets, the Project Development Company has, (i) paid all Taxes shown as due on any Tax Return, and (ii) withheld or collected and deposited with, or paid over to, the appropriate Governmental Entities all Taxes required by applicable law to be withheld or collected by it;

(d)none of AssetCo, the Project Development Company or the Acquired Companies have received from any Governmental Entity any written notice of a proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or withdrawn, and there are no claims that have been asserted or threatened relating to any Taxes against or with respect to the Acquired Assets or the Acquired Companies, as applicable;

(e)there is no present, pending or threatened Action by any Governmental Entity for the assessment or collection of any Tax payable by or with respect to the Phase 1(a) Assets, the Acquired Assets or the Business;

(f)neither AssetCo nor the Acquired Companies nor any of their Affiliates has waived or agreed to any extension of any statute of limitations or period of limitations for any Taxes of or with respect to the Phase 1(a) Assets, the Acquired Assets or the Business that is currently in effect;

(g)no Governmental Entity in a jurisdiction where an Acquired Company does not file a Tax Return has made a claim or assertion or threatened that such Acquired Company is or may be subject to Tax in such jurisdiction;

(h)there are no Tax rulings, requests for rulings, or closing agreements for or on behalf of the Acquired Companies which could affect the liability for Taxes of the Acquired Companies;

(i)none of AssetCo, the Project Development Company or the Acquired Companies are or have ever been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(j)none of the assets held by an Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system under Section 168(g) of the Code;

(k)there are no Liens (other than Permitted Liens) or encumbrances for Taxes on the Company Interests or upon any Phase 1(a) Assets or the Acquired Assets;

(l)no Cash Grant has been applied for or received with respect to the Project or the Acquired Companies;

(m)neither Parent nor any of its Affiliates nor any of the Acquired Companies has received any written notification, and Parent does not otherwise have Knowledge, of any fact, event, condition or circumstance that could be expected to result in a reallocation, recapture or denial of any Project Tax Credit with respect to the Project or the Acquired Companies;

(n)to Parent’s Knowledge, all Tax Returns for which any Project Tax Credit has been claimed have been timely filed in accordance with applicable law and all such filings are true, correct and complete in all material respects; and

(o)the Acquired Companies are not a party to any Tax sharing, Tax indemnification or similar agreement, other than customary Tax indemnification provisions contained in the Material Contracts.

4.16Litigation. Except as disclosed on Schedule 4.16 of the Parent Disclosure Schedule, there are no material Actions pending or, to Parent’s Knowledge, threatened (and to Parent’s Knowledge as of the Execution Date, there are no facts or circumstances that will give rise to a material Action) against any Acquired Company, any Acquired Asset or the Project, or any current or former member, director or officer of any Acquired Company acting in such capacity.  Except as set forth on Schedule 4.16 of the Parent Disclosure Schedule, there are no outstanding Orders to which any Acquired Company is a party, or by which any Acquired Company or any Phase 1(a) Asset or Acquired Asset is bound by or with any Governmental Entity, except any such Order that is not material and that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement and in the other Transaction Documents.

4.17Absence of Material Adverse Effect. From and after January 3, 2016, there has not been any event, circumstance, condition or change that, individually or in the aggregate, has had a Parent Material Adverse Effect.

4.18Insurance. The Acquired Companies carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is available on commercially reasonable terms and generally maintained by companies engaged in the same or similar business and owning similar properties in the same general areas and in similar stages of development or operation, as applicable.  Except as set forth on Schedule 4.18 of the Parent Disclosure Schedule, all such insurance policies carried by or maintained for the benefit of the Acquired Companies (the “Insurance Policies”) are in full force and effect, all premiums in respect of such insurance have been paid in full when and as due and there is no material claim by or on behalf of any Acquired Company pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies.  No notice of cancellation or non-renewal of any Insurance Policy, or any material changes that are required in the conduct of the Acquired Companies as a condition to the continuation of coverage under or renewal of any such Insurance Policy, has been received by Parent or any Acquired Company or their Affiliates.

4.19Employees; Employee Benefits.

(a)The Acquired Companies do not have, and since their formation have not ever had, any employees.  Each Acquired Company is not a party to nor bound by, and since its formation has never been party to nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization.  There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, any Acquired Company or Project.

(b)No Acquired Company maintains, sponsors, contributes to or is required to contribute to any Plan.  There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any Liability of any of the Acquired Companies with respect to any Plan now maintained or previously maintained by any of the Acquired Companies or any ERISA Affiliate of any of the Acquired Companies (or to which such an entity ever contributed or was required to contribute).

4.20Environmental Matters.

(a)Except as set forth on Schedule 4.20(a) of the Parent Disclosure Schedule and for such matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i)(A) no Environmental Claim is pending, or to Parent’s Knowledge, threatened against any of the Acquired Companies or the Acquired Assets, and (B) to Parent’s Knowledge, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against any of the Acquired Companies or the Acquired Assets;

(ii)(A) there is no contamination of, and there have been no Releases or threatened Releases of Hazardous Substances at any Real Property Interest or, to Parent’s Knowledge, on any real property formerly owned, leased or operated by any of the Acquired Companies (or any of their predecessors), and (B) to Parent’s Knowledge, there are no underground storage tanks, surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed, that in the case of either (A) or (B) could reasonably be expected to give rise to an Environmental Claim against any of the Acquired Companies or the Acquired Assets; and

(iii)the Project Development Company with respect to the Acquired Assets and the Acquired Companies are in compliance with all Environmental Laws and all Environmental Permits, and there are no Liabilities under Environmental Laws with respect to (A) the Acquired Companies or (B) the Project Development Company with respect to the Acquired Assets.  All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by AssetCo, the Acquired Companies or the Project Development Company under any Environmental Laws in connection with its current assets, operations and business have been duly obtained or filed, are valid and currently in effect.

(b)Parent has delivered to, or has otherwise made available for inspection by Purchaser, true, complete and correct copies of all material written reports of environmental investigations, studies, audits and tests in the possession, control or custody of Parent, AssetCo, their Affiliates, the Project Development Company or any Acquired Company relating to Environmental Laws or the Release or threatened Release of Hazardous Substances at, in, on, under or from any Real Property Interests.

4.21No Brokers. Except as set forth on Schedule 4.21 of the Parent Disclosure Schedule, none of Parent, AssetCo, the Project Development Company or the Acquired Companies or any of their Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it which will have a right of payment or claim against Parent, AssetCo, the Project Development Company or any of its Affiliates, or against any Acquired Company.

4.22Regulation. Except as set forth on Schedule 4.22 of the Parent Disclosure Schedule, the Project Company either (A) has received MBR Authority and status as an EWG, or (B) if the Project Company has not received MBR Authority and status as an EWG, (I) to Parent’s Knowledge, there is no reason why the Project Company would not receive MBR Authority or be eligible for status as an EWG, in each case, prior to the first delivery or sale of Electricity from the Project, and (II) are not, and prior to the earlier of (x) the date of FERC’s order granting it MBR Authority or (y) the effective date of its MBR Authority, will not be, subject to regulation as a “public utility” under the FPA or subject to regulation under PUHCA.  Each of the Acquired Companies is either not subject to or is exempt from regulation as a “public utility,” “electric utility,” “electric corporation,” or similar term under the public utility laws and regulations of any state.

4.23Related Party Transactions. Except for Material Contracts or as set forth on Schedule 4.23 of the Parent Disclosure Schedule:

(a)neither Parent nor any Affiliate thereof (other than the Acquired Companies) is a party to, or is subject to, any Contract entered into by any Acquired Company;

(b)no Phase 1(a) Asset is owned or controlled by Parent or any Affiliate thereof (other than any Acquired Company), other than indirectly by virtue of its ownership interest in any Acquired Company; and

(c)following the Phase 1(b) Closing and the Phase 2 Closing, no Phase 1(b) Asset or Phase 2 Asset, as applicable, will be owned or controlled by Parent or any Affiliate thereof (other than any Acquired Company), other than indirectly by virtue of its ownership interest in any Acquired Company.

4.24Credit Support. Schedule 4.24 of the Parent Disclosure Schedule sets forth a list of all currently effective letters of credit, guarantees, deposits and other credit support provided by or on behalf of Parent or its Affiliates to or on behalf of any Acquired Company or Acquired Asset relating to the ownership and operation of the Project or as required pursuant to any Material Contract or Project Permit.

4.25Intellectual Property.

(a)Except as set forth on Schedule 4.25(a) of the Parent Disclosure Schedule, (i) the Acquired Companies own, free and clear of any Liens other than Permitted Liens, or have the licenses or rights to use for the Business, and (ii) the Project Development Company owns, free and clear of any Liens other than Permitted Liens, or has the licenses or rights to use with respect to the Acquired Assets, all material Intellectual Property currently used in the Business as currently conducted or with respect to the Acquired Assets, as applicable, and the consummation of transactions contemplated by the Transaction Documents will not adversely alter or impair any such right in any material respect; provided, however, the foregoing and the representation in Section 4.13 shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons, which are exclusively addressed below in Section 4.25(b).

(b)To Parent’s Knowledge, the use by (i) the Acquired Companies of the Intellectual Property currently used in the Business and (ii) the Acquired Assets does not infringe upon the Intellectual Property rights of any Person in any manner that would reasonably be expected to have a Parent Material Adverse Effect.

(c)None of Parent, AssetCo, the Project Development Company or the Acquired Companies have (i) received from any Person a written or, to Parent’s Knowledge, unwritten claim that (A) the Acquired Companies or (B) with respect to the Acquired Assets, the Project Development Company, are infringing in any material respect the Intellectual Property of such Person or (ii) received any written or, to Parent’s Knowledge, unwritten, notice of any default, and, to Parent’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material default under any material Intellectual Property License that would reasonably be expected to have a Parent Material Adverse Effect.

(d)Parent, AssetCo, the Project Development Company and the Acquired Companies have taken commercially reasonable measures to protect the confidentiality of all material trade secrets of the Acquired Companies or included in the Acquired Assets.

4.26Projections. The Financial Projections were prepared in good faith based on reasonable assumptions of Parent and are materially consistent with Parent’s current expectations regarding the Project, and the assumptions included in the Financial Projections are materially consistent with the provisions of the Contracts affecting the Project.

4.27Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, PARENT IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE ACQUIRED COMPANIES, THE COMPANY INTERESTS, THE PROJECT, OR THE ACQUIRED ASSETS, THE PHASE 1(A) ASSETS, OR THE BUSINESS OR THE LIABILITIES OF THE ACQUIRED COMPANIES, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Parent as follows as of the Execution Date:

5.01Organization; Qualification.

(a)Each of Purchaser and 8point3 OpCo Holdings has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of its jurisdiction of formation with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)Each of Purchaser and 8point3 OpCo Holdings is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c)Purchaser has heretofore made available to Parent complete and correct copies of the Charter Documents of each of Purchaser and 8point3 OpCo Holdings.

5.02Authority and Power. Each of Purchaser and 8point3 OpCo Holdings (a) has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

5.03Valid and Binding Obligation.

(a)This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement has been duly and validly authorized, executed and delivered by Parent, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b)Each of the Transaction Documents to which Purchaser or 8point3 OpCo Holdings is a party will be duly and validly executed and delivered by Purchaser or 8point3 OpCo Holdings, as applicable, and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by each Parent Party that will be a party thereto, will constitute a legal, valid and binding obligation of Purchaser or 8point3 OpCo Holdings, as applicable, enforceable against Purchaser or 8point3 OpCo Holdings, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

5.04No Violation or Conflict. None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by Purchaser or 8point3 OpCo Holdings, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of Purchaser or 8point3 OpCo Holdings, (b) constitute, with or without notice or the passage of time or both, a Default under any material Permit or Contract to which Purchaser or 8point3 OpCo Holdings is a party or by which any of their respective properties are bound, or (c) contravene, in any material respect, any material Law.

5.05Consents and Approvals. No material Consent of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to Purchaser or 8point3 OpCo Holdings in connection with the execution and delivery of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

5.06No Brokers. Neither Purchaser nor any of its Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it which will have a right of payment or claim against Parent, AssetCo, the Project Development Company or any of their Affiliates.

5.07Litigation. There are no outstanding Orders to which Purchaser or 8point3 OpCo Holdings is a party, or by which Purchaser or 8point3 OpCo Holdings is bound by or with any

Governmental Entity, except any such Order that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and by the other Transaction Documents.

5.08Investment Intent. Purchaser is acquiring the Company Interests for its own account with the present intention of holding the Company Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership, Purchaser and 8point3 OpCo Holdings acknowledge that the Company Interests will not be registered under the Securities Act or any applicable state securities law, and that such Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

5.09Disqualified Person. Purchaser is not a Disqualified Person.

5.10Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, PURCHASER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

ARTICLE VI

COVENANTS

6.01Conduct of Business Prior to the Closing.

(a)Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the applicable Closing Date (such period, the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law, (iii) as set forth on Schedule 6.01(a) of the Parent Disclosure Schedule (such scheduled matters, the “Permitted Interim Actions”), (iv) as required by or pursuant to any Material Contract or Project Permit, (v) as required by the Tax Equity Financing, or (vi) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned), Parent shall in good faith, subject to any applicable requirements set forth in the Charter Documents of the Project Development Company, (A) cause its Subsidiaries to vote their respective Equity Interests in the Project Development Company, as applicable, and (B) otherwise exercise all rights and powers available to it to cause the Project Development Company:

(i)to use commercially reasonable efforts to (A) maintain all of the Acquired Assets, including the Real Property Interests and the Project Permits thereof, in accordance with Prudent Solar Industry Practices and (B) to the extent applicable, pursue the continued construction and development of the

Development Project Sites in accordance with all applicable Project Permits and Material Contracts included in the Acquired Assets;

(ii)not to make any material change in the conduct of its business as it relates to the Acquired Assets;

(iii)not to contribute any of the Acquired Assets to any partnership or joint venture;

(iv)except as permitted by exclusions under other clauses of this Section 6.01(a) and other than in the ordinary course of business, not to enter into any Material Contract included in the Acquired Assets or terminate, amend or breach in any material respect any Material Contract included in the Acquired Assets to which it is a party or waive any material rights under any Material Contract included in the Acquired Assets to which it is a party, except for amendments to the power purchase agreements and site leases included in the Acquired Assets only to the extent necessary to adjust the number of Development Project Sites included in the Phase 1(b) Closing and the Phase 2 Closing; provided, however, that such amendments do not change the financial terms of such power purchase or site lease agreements;

(v)not to incur, assume or guarantee any Indebtedness on the Acquired Assets;

(vi)not to sell, assign, transfer, abandon, lease or otherwise dispose of Acquired Assets having a fair market value in excess of $250,000 in the aggregate, except for (1) capacity, energy, ancillary services or related attributes in the ordinary course of business and documented by a Material Contract or (2) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business;

(vii)other than Permitted Liens, not to grant any security interest with respect to, pledge or otherwise encumber any Acquired Assets;

(viii)not to settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages against the Acquired Assets in excess of $250,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor);

(ix)except as (A) required on an emergency basis or for the safety of persons or the environment or (B) in accordance with the Material Contracts, not to make any capital expenditure in excess of $250,000 in the aggregate;

(x)not to make, amend or revoke any Tax elections, change or consent to any change in any method of accounting for any Tax purpose, enter into any closing agreement affecting any Tax liability or refund or file any request for rulings or special Tax incentives with any Governmental Entity, settle or compromise any Tax liability or refund, or extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, in each case to the extent related to the Acquired Assets;

(xi)fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any Project Permit or any other material Permit required by any Governmental Entity for the continuing operation of the Acquired Assets; or

(xii)agree or commit to do any of the foregoing.

Notwithstanding any provision in this Section 6.01 to the contrary, the restrictions set forth in this Section 6.01 shall apply only to the business, operations, agreements, indebtedness and securities included in the Acquired Assets and shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, Parent or any of its Affiliates.

(b)During the Interim Period, Parent shall promptly notify Purchaser in writing of:

(i)any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied on or prior to the applicable Closing Date;

(ii)any change, event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect;

(iii)any material breach by Parent of any covenant, obligation or agreement contained in this Agreement; and

(iv)any Material Contract entered into or amended during the Interim Period, and Parent shall make available a true, correct and complete copy of such Contract or amendment thereto (as applicable);

provided that the delivery of any notice pursuant to this Section 6.01(b) shall not limit or otherwise affect the remedies available hereunder of Purchaser or the conditions set forth in Article VII.

6.02Further Assurances. In the event that at any time after any Closing any further action is necessary to carry out the purposes of the Transaction Documents, each of the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as the other Party may reasonably request, all at the sole expense of the requesting Party (unless the action requested should have been taken prior to such Closing, in which case the Party that would have borne the expense of taking such action had it been taken prior to such Closing shall bear such expense).

6.03Post-Closing Delivery Obligations. After each of the Phase 1(b) Closing and the Phase 2 Closing, Parent shall deliver, or cause to be delivered, to Purchaser, the Payment Request and the Tax Equity Funds Flow, in each case, with respect to the Subsequent Tranche Payment Date (as defined in the Master Purchase Agreement) for such Closing.

6.04Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

6.05Amended and Restated Omnibus Agreement. Within two (2) months following the Execution Date, Purchaser will use commercially reasonable efforts to (a) obtain approval to enter into the Amended and Restated Omnibus Agreement from the lenders under the Credit Agreement and (b) execute the Amended and Restated Omnibus Agreement.  Upon the execution of the Amended and Restated Omnibus Agreement, (y) the following provisions of this Agreement will automatically terminate and be of no further force or effect: (i) clauses (ii) and (iii) of the definition of “Parent Indemnified Taxes,” (ii) Sections 10.05, 10.07 and 10.08 and (iii) any definitions used exclusively therein, and (z) this Agreement will automatically be amended to replace the form of Omnibus Agreement Amendment attached hereto as Exhibit B with a form of Omnibus Agreement Amendment that (I) replaces Section 1.05 of the form of Omnibus Agreement Amendment with the words “Intentionally Omitted”, and (II) makes such changes as are necessary or appropriate to indicate that it is an amendment to the Amended and Restated Omnibus Agreement.

6.06Schedule Update.

(a)Three (3) Business Days prior to each of the Phase 1(b) Contribution Closing Date and the Phase 2 Contribution Closing Date, Parent shall deliver to Purchaser a true and complete schedule of changes (each, a “Schedule Update”) to any of the information contained in the Parent Disclosure Schedule with respect to the Phase 1(b) Assets or the Phase 2 Assets, as applicable (including changes to any other representation or warranty in Article IV as to which no Schedule has been created as of the date hereof but as to which a Schedule would have been required hereunder to have been created on or before the Execution Date if such changes had existed on the Execution Date), which changes are required as a result of events or circumstances occurring subsequent to the Execution Date which would render any Parent Bringdown Representation inaccurate or incomplete at the applicable Closing Date.

(b)Any information disclosed in any Schedule Update shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement (including any representation or warranty included in any Closing Certificate), including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.01(a) or Section 7.02(a) have been satisfied.  For avoidance of doubt, Purchaser’s knowledge of any breach of any representation or warranty prior to any Closing as a result of any Schedule Update shall not affect any liability on the part of Parent pursuant to this Agreement (including any Closing Certificate).

6.07Commercial Operation. Parent shall, and shall cause its Affiliates to, take all commercially reasonable actions necessary to ensure that the Phase 1(b) Assets and the Phase 2 Assets achieve mechanical completion on or prior to the Termination Date.

ARTICLE VII

CONDITIONS TO CLOSING

7.01Conditions to Phase 1(b) Contribution Closing. (a) The obligations of Purchaser to consummate the Phase 1(b) Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 1(b) Contribution Closing, of the following conditions:

(i)Parent shall have delivered, or cause to be delivered, the Tranche Presentation Certificate with respect to the closing of Phase 1(b) to Purchaser;

(ii)Parent shall have delivered, or cause to be delivered, the CP and Funding Acknowledgement with respect to the closing of Phase 1(b) to Purchaser;

(iii)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 1(b) Contribution Closing; and

(iv)between the Execution Date and the Phase 1(b) Contribution Closing Date, no Parent Material Adverse Effect shall have occurred with respect to the Phase 1(b) Assets.

(b)The obligations of Parent to consummate the Phase 1(b) Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 1(b) Contribution Closing, of the following conditions:

(i)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 1(b) Contribution Closing; and

(ii)between the Execution Date and the Phase 1(b) Contribution Closing Date, no Purchaser Material Adverse Effect shall have occurred.

7.02Conditions to Phase 2 Contribution Closing. (a) The obligations of Purchaser to consummate the Phase 2 Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 2 Contribution Closing, of the following conditions:

(i)Parent shall have delivered, or cause to be delivered, the Tranche Presentation Certificate with respect to the closing of Phase 2 to Purchaser;

(ii)Parent shall have delivered, or cause to be delivered, the CP and Funding Acknowledgement with respect to the closing of Phase 2 to Purchaser;

(iii)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 2 Contribution Closing; and

(iv)between the Execution Date and the Phase 2 Contribution Closing Date, no Parent Material Adverse Effect shall have occurred with respect to the Phase 2 Assets.

(b)The obligations of Parent to consummate the Phase 2 Contribution Closing is subject to the satisfaction or waiver, at or prior to the Phase 2 Contribution Closing, of the following conditions:

(i)no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Phase 2 Contribution Closing; and

(ii)between the Execution Date and the Phase 2 Contribution Closing Date, no Purchaser Material Adverse Effect shall have occurred.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.01Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements contained in this Agreement (including any representations, warranties, covenants or agreements included in any Closing Certificate) shall survive each Closing; provided, however, an Indemnified Party may bring a claim for or with respect to inaccuracy or breach of any representation or warranty only if it has notified the Indemnifying Party of the breach on or before the date that is eighteen (18) months after the applicable Closing Date on which such representation or warranty was made, except that claims for or with respect to any inaccuracy or breach of (a) any Specified Representation shall survive indefinitely, (b) any representation or warranty contained in Section 4.20 (Environmental Matters) shall survive each Closing until the date that is three (3) years after the applicable Closing Date on which such representation or warranty was made, and (c) any representation or warranty contained in Section 4.15 (Taxes) shall survive each Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations for such representation or warranty (including any valid extensions with respect thereto).

8.02Indemnification by Parent. Subject to the other terms and limitations set forth in this Agreement, Parent agrees to indemnify, defend and hold harmless Purchaser, Purchaser’s Affiliates and each of their respective Representatives (collectively, the “Purchaser Group”) from and against any and all Damages incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to or resulting from (a) any failure by Parent to perform any covenant or agreement of Parent contained in this Agreement, and (b) any inaccuracy or breach of any of Parent’s representations and warranties contained in this Agreement.

8.03Indemnification by Purchaser. Subject to the other terms and limitations set forth in this Agreement, Purchaser agrees to indemnify, defend and hold harmless Parent, AssetCo, the Project Development Company, their Affiliates and each of their respective Representatives (collectively, the “Parent Group”) from and against any and all Damages incurred or sustained by any member of the Parent Group to the extent arising out of, relating to or resulting from (a) any failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement, and (b) any inaccuracy or breach of any of Purchaser’s representations and warranties contained in this Agreement.

8.04Liability Limitations. Notwithstanding anything to the contrary contained in this Agreement:

(a)No monetary amount will be payable by any Indemnifying Party to any member of the Purchaser Group or the Parent Group, respectively, with respect to the indemnification of any claims pursuant to clauses (a) or (b) of Section 8.02 or Section 8.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, or (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 4.15 (Taxes), unless (i) the amount of Damages in respect of such claim exceeds $25,000 (each claim with Damages at or under $25,000, a “De Minimis Claim”) and (ii) the aggregate amount of Damages actually incurred by the Parent Group or the Purchaser Group, as the case may be, with respect to all such claims (excluding De Minimis Claims) exceeds on a cumulative basis an amount equal to $350,000 (the “Deductible Amount”), in which event the Indemnified Party may only recover Damages to the extent in excess of the Deductible Amount (and excluding any Damages with respect to De Minimis Claims);

(b)The maximum Damages payable by each of Parent and Purchaser to members of the Purchaser Group or the Parent Group, respectively, with respect to the indemnification of claims pursuant to clauses (a) or (b) of Section 8.02 or Section 8.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, or (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 4.15 (Taxes)), shall be an amount equal to $5,250,000; provided that the maximum such Damages payable by each of Parent and Purchaser with respect to the indemnification of all claims pursuant to clauses (a) or (b) of Section 8.02 or Section 8.03, shall be an amount equal to one hundred percent (100%) of the Purchase Price; provided, further, that in the event the full amount of the Purchase Price is not paid hereunder due to the termination of this Agreement pursuant to Article IX, that the maximum such Damages payable by each of Parent and Purchaser with respect to the indemnification of all claims pursuant to clauses (a) or (b) of Section 8.02 or Section 8.03, shall be an amount equal to one hundred percent (100%) of the Purchase Price actually paid hereunder; and

(c)Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent has Knowledge of Purchaser’s breach of any representation or warranty contained in Section 5.09 as of the Effective Date, Parent shall have no right to recover for the breach of such representation or warranty.

(d)For the avoidance of doubt, the limitations in this Section 8.04 shall not apply to any claims under Article X or any claim arising out of or resulting from fraud or willful misconduct.

8.05Indemnification Procedures.

(a)If any claim or demand is made against an Indemnified Party with respect to any matter by any Person that is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article VIII, then the Indemnified Party will as promptly as practicable, but not later than ten (10) days after receipt of such claim or demand, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount, or an estimate of the amount (which estimate shall not be binding on the Indemnified Party), of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

(b)The Indemnifying Party will have the right, at its option, to participate in or to assume the defense, negotiation or settlement of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third Party Claim (with counsel reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an Order against the Indemnified Party that, if successful, would be reasonably likely to materially interfere with the business, operations, assets or financial condition of the Indemnified Party.  In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within ten (10) Business Days after receipt of notice pursuant to Section 8.05(a), the Indemnified Party has the right to assume the defense of the Third Party Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof.  The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, including fees and expenses incurred by the Indemnified Party in contesting and defending a Third Party Claim after delivery of the notice in accordance with Section 8.05(a) but prior to the Indemnifying Party assuming the defense of such Third Party Claim.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes that (i) the potential imposition of criminal liability against the Indemnified Party or (ii) a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.

(c)No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim; provided, further, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (i) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party elects not to assume the defense of a Third Party Claim, and the Indemnified Party defends, settles or otherwise deals with such Third Party Claim, the Indemnified Party shall provide thirty (30) days’ advance written notice of any settlement to the Indemnifying Party and shall consider the Indemnifying Party’s comments to such settlement or defense and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.

(d)If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim.  If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information relating to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(e)Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Agreement, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

8.06Certain Indemnification Matters.

(a)Except in the case of fraud or willful misconduct, and without in any way limiting Parent’s indemnification obligations pursuant to Sections 10.04 and 10.05, the indemnification provided in this Article VIII shall at all times be the sole and exclusive damages remedy for any inaccuracy or breach of any representation or warranty or any failure to perform any covenant or agreement contained herein.

(b)Any Liability for indemnification under this Agreement shall be determined without duplication by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)Each Indemnified Party shall take all commercially reasonable steps to mitigate all Damages relating to a claim, including availing itself of any defense, limitations, rights of contributions, claims against third Persons and other rights at law or equity (and the cost and expenses of such mitigation shall constitute Damages for all purposes hereunder); provided that any failure to comply with this Section 8.06(c) shall not limit any Indemnified Party’s remedies under this Article VIII except to reduce the amount of Damages recovered or recoverable by such Indemnified Party in an amount equal to the Damages caused by such Party’s failure to comply with this Section 8.06(c).

(d)If the amount of any Indemnified Party’s Damages, at any time subsequent to an Indemnifying Party’s making of a payment under this Article VIII, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person (collectively, “Recoveries”), the amount of such Recoveries shall be repaid by the Indemnified Party to the applicable Indemnifying Party within fifteen (15) days after receipt thereof by such Indemnified Party, up to the aggregate amount of (i) the payments made by the applicable Indemnifying Party to such Indemnified Party less (ii) any deductibles, co-payments or other costs and expenses (including reasonable legal fees and expenses and retrospective insurance premium adjustments, if any) actually and reasonably incurred by the Indemnified Party in seeking such Recoveries.

ARTICLE IX

TERMINATION

9.01Termination. This Agreement may be terminated on or prior to any Closing Date as follows:

(a)by the mutual written consent of Parent and Purchaser;

(b)by Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to Parent, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Parent contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions contained in Article VII not to be satisfied, and such violation, breach or inaccuracy has not been waived by Purchaser or cured by Parent, as applicable, within 20 Business Days after receipt by Parent of written notice thereof from Purchaser or is not reasonably capable of being cured prior to the Termination Date; or

(c)by either Party, upon written notice to the other, if the Phase 1(b) Closing and/or the Phase 2 Closing shall not have occurred on or before March 31, 2017 (the “Termination Date”); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.01 if such Party’s willful breach of this Agreement has prevented or materially delayed the consummation of any Closing.

9.02Effect of Termination. If this Agreement is terminated in accordance with Section 9.01 prior to the Phase 1(b) Contribution Closing Date or the Phase 2 Contribution Closing Date, as applicable, this Agreement shall become void and of no further force and effect solely with respect to any Closing that was to take place after the termination hereof; provided, however, that (a) the provisions of this Agreement shall remain in effect with respect to any Closing that took place before such termination, (b) the provisions of this Section 9.02 and Article XI (Miscellaneous) shall survive such termination with respect to any action required hereunder which was not complete prior to such termination and (c) nothing herein shall relieve any Party from any liability for fraud or with respect to any willful breach of the provisions of this Agreement prior to such termination.

ARTICLE X

TAX MATTERS

10.01Acquired Companies Taxes. Parent shall be responsible for (and entitled to retain any refunds with respect to) all Parent Indemnified Taxes, and Purchaser shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of or with respect to the Phase 1(a) Assets or the Business.  Regardless of which Party is responsible for a Tax hereunder, Parent or an Affiliate of Parent shall file, or exercise all rights and powers available to it to cause the Acquired Companies to file (as applicable), any Tax Return required by applicable law to be filed by the Acquired Companies prior to the Closing, and pay, or exercise all rights and powers available to it to cause the Acquired Companies to pay (as applicable), all Taxes of the Acquired Companies that are required to be paid prior to the Closing.  Parent shall promptly deliver to the Purchaser copies of all Tax Returns filed by Parent or an Affiliate of Parent with respect to the Acquired Companies and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the Acquired Companies.  Parent and the Acquired Companies shall not make any election or otherwise take any action with respect to Taxes attributable to the Acquired Companies that is inconsistent with the conventions, elections or other Tax attributes of the Acquired Companies (or the Phase 1(a) Assets).

10.02Tax Allocation. For purposes of allocating Taxes under this Agreement between the period prior to, and on or after, the applicable Closing Date, (a) Taxes that are based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the taxable period (or portion thereof) in which the transaction giving rise to such Taxes occurred, and (b) ad valorem, property and other Taxes imposed on a periodic basis shall be allocated between the period (or portion thereof) ending immediately prior to the applicable Closing Date and the period (or portion thereof) beginning on the applicable Closing Date by prorating each such Tax based on the number of days in the applicable taxable period that occurs before the date on which the applicable Closing Date occurs, on the one hand, and the number of days in such taxable period that occur on or after the date on which the applicable Closing Date occurs, on the other hand.  For purposes of clause (b) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable assets gives rise to liability for the particular Tax and shall end on the day before the next such date.

10.03Tax Cooperation. Purchaser and Parent shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article X, in resolving, defending or prosecuting all disputes and audits with respect to such Tax Returns.

10.04Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, from and after the Phase 1(a) Closing, Parent will indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages actually incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to, or resulting from any Parent Indemnified Taxes.  Upon the determination of the amount of any Taxes for which any Party is liable under this Agreement, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Article X.

10.05Tax Equity Indemnification. From and after the Phase 1(a) Closing, subject to the other terms and limitations set forth in this Agreement, Parent will indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages actually incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to, or resulting from, a Tax Equity Breach with respect to the Acquired Companies.

10.06Transfer Taxes. All sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees (including any filing and recording fees) (“Transfer Taxes”), if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne entirely by Parent.  Parent and Purchaser shall cooperate and, if applicable, jointly file, all necessary documentation and Tax Returns with respect to all such Transfer Taxes.

10.07Other Tax Indemnification. From and after the Phase 1(a) Closing, subject to the other terms and limitations set forth in this Agreement, Parent will indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages actually incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to, or resulting from:

(a)(1) the inapplicability or unavailability of any exclusion from, exemption from, or other reduction in the (A) base of, or (B) liability for, any ad valorem, property or similar tax or assessment to the extent such exclusion, exemption, or reduction is reflected in the Project Model, or (2) any reassessment with respect to any ad valorem, property, or similar tax or assessment to the extent such reassessment is not reflected in the Project Model; provided, however, the Parties hereby agree that in no event shall this indemnity apply to any Damages arising as the result of, or that otherwise would not have been incurred except through, (A) any action of Purchaser or the Partnership following the Phase 1(a) Closing (excluding the Partnership acquiring fifty percent (50%) or more of Purchaser), or (B) any change in Laws following the Phase 1(a) Closing; and

(b)any Specified Affiliate Bonus of Parent paid by or on behalf of any Acquired Company.

10.08Related Waivers of Claims and other Tax Equity Financing Matters.

(a)In addition to its indemnification obligation set forth in Section 10.05, Parent further agrees to waive, and cause its Affiliate to waive, any claims such Person may have against any member of the Purchaser Group under the Master Purchase Agreement for payment of any portion of the purchase price owed to Parent or its Affiliate as consideration for an Acquired Company, any Acquired Asset or the Project, to the extent such amount constitutes a Tax Equity Purchase Shortfall.

(b)Notwithstanding any provision of the Tax Equity Financing to the contrary, Parent agrees, and Parent shall take all actions reasonably requested by Purchaser or otherwise required to cause the class C member of such Acquired Company, to comply with the following: (i) not to directly or through a subsidiary assign or encumber the class C member interest without the consent of Purchaser, except for (A) an assignment to a wholly owned subsidiary of Parent or (B) a collateral assignment in connection with a corporate financing initiative of Parent; (ii) not to directly or through a subsidiary assign its class C membership interest without first offering to Purchaser the right to acquire such interest at fair market value, (iii) not to withhold its consent to an assignment or encumbrance of a class B member interest, (iv) that any right of a class C member to consent to or approve an assignment by a class A member shall be exercised by the class C member only as directed by Purchaser, and (v) that, in any determination by a majority or supermajority or other group of the members of the Acquired Companies, the participation in such determination by the class C member shall be at the direction of Purchaser, except for any such determination that (A) requires the class C member to relinquish or modify a right unique to the class C member or (B) otherwise adversely impacts the rights or responsibilities of the class C member.  Parent shall cause such class C member to notify Purchaser promptly upon learning of such a proposed assignment by a class A member or a determination by any majority or supermajority or other group of the members.

(c)In the event of an exercise by the Tax Equity Investor of any right to redeem its interest or withdraw from an Acquired Company, Parent agrees to consider, in good faith, loaning to such Acquired Company the amount of capital necessary to effectuate such redemption or withdrawal on terms reasonably satisfactory to SunPower at the time such loan is made.

10.09Survival. The obligations of Parent and Purchaser pursuant to this Article X shall terminate sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto) with respect to the particular Tax.

ARTICLE XI

MISCELLANEOUS

11.01Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than (a) the Parties hereto and their respective successors and permitted assigns and (b) the Indemnified Parties, to the extent such Indemnified Parties are expressly granted certain rights of indemnification in this Agreement, will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

11.02Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion).  Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio.

11.03Notices. Unless otherwise specified herein, any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to Parent:

SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention: Charles Boyton, Chief Financial Officer

with copies to:

SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel:  (408) 240-5500
Email:  lisa.bodensteiner@sunpower.com
Attention: Lisa Bodensteiner, General Counsel

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Tel:  (713) 229-1527
Email:  joshua.davidson@bakerbotts.com;
Attention:Joshua Davidson

If to Purchaser:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:Charles Boynton, Chief Executive Officer

with copies to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Tel:  (908) 809-4130

Email:  jdymbort@firstsolar.com

Attention:Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel:  (602) 414-9300

Email:  mark.widmar@firstsolar.com

Attention:Mark Widmar, Chief Financial Officer

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.  Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given:  (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

11.04Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the consent of the other Party, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by Law.

11.05Confidentiality. The Parties agree that (a) all documents, materials, data or other information with respect to the Parties and their Affiliates received by a Party in connection with the transactions contemplated hereunder shall constitute “Confidential Information” as defined in the Omnibus Agreement and (b) Section 4.1 of the Omnibus Agreement shall apply mutatis mutandis to each Party, as if fully set forth herein.

11.06Waiver; Remedies. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.07Captions. All Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

11.08Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid.  If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement.  Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

11.09Governing Law. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

11.10Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.11Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and this Agreement and the Transaction Documents supersede all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.  This Agreement and the other Transaction Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the other Transaction Documents, this Agreement shall control.

11.12Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

11.13Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

11.14ROFO Projects. The Parties agree that the purchase and sale of the Company Interests pursuant to this Agreement shall be deemed to have been offered pursuant to that certain Right of First Offer Agreement, dated as of June 24, 2015 (the “ROFO Agreement”), among Parent and Purchaser, and the Acquired Companies shall be considered ROFO Assets (as defined in the ROFO Agreement) for purposes of the ROFO Agreement and otherwise.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SunPower Corporation
By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Executive Vice President, Chief
Financial Officer and Assistant
Secretary

8POINT3 OPERATING COMPANY,
LLC
By: 8point3 Energy Partners LP, its
managing member
By: 8point3 General Partner, LLC, its
general partner
By:	/s/ Alexander R. Bradley
Name: Alexander R. Bradley
Title: Vice President of Operations

Signature Page to Purchase, Sale and Contribution Agreement